Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2021, except for the effects of the reverse stock split described in Note 2(m), as to which the date is March 24, 2021, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of Transcode Therapeutics, Inc. as of and for the years ended December 31, 2020 and 2019.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
July 13, 2021